PROSPECTUS SUPPLEMENT NO. 2 Dated February 2, 2015 (To Prospectus dated May 24, 2013)	Rule 424(b)(3) Registration No. 333-188859

NEURALSTEM, INC.

2,867,078 Shares

Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated May 24, 2013 (Registration No. 333-188859) related to the resale of our common stock from time to time by certain shareholders (“Prospectus”), of Neuralstem, Inc. (”Company). This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 6 of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The Company has been by notified that the securities previously registered to certain selling shareholder have been transferred. Accordingly, the Selling Shareholder table is being amended with regard to these transfers in order to update the selling shareholders’ identities. Unless amended, all other information contained in the selling shareholder table, as previously modified or amended, is unaffected:

	Securities Beneficially Owned Before Sale				Securities Beneficially Owned After Sale
	Shares Held Outright	Warrants/ Options	Shares being registered	% of Class	Amount	% of Class

Inducement Warrants
Susan R. Roush (1)	500	50,000	12,500	*	38,000	*
Michael J. Roush (2)	-	50,000	12,500		37,500	*

Consultant Warrants
Susan R. Roush (3)	500	50,000	25,000	*	25,500	*
Michael J. Roush (4)	-	50,000	25,000	*	25,000	*

* Less than 1%

(1) The shares being registered include 12,500 shares underlying warrants issued pursuant to a warrant exchange in January 2013. The warrants have an exercise price of $1.25 per share and expire on March 31, 2020. The shares being registered do not include 25,000 shares underlying warrants issued for consulting services in January 2012.

(2) The shares being registered include 12,500 shares underlying warrants initially issued pursuant to a warrant exchange in January 2013 and subsequently assigned to selling shareholder. The warrants have an exercise price of $1.25 per share and expire on March 31, 2020. The shares being registered do not include 25,000 shares underlying warrants issued for consulting services in January 2012 and subsequently assigned to selling stockholder.

(3) The shares being registered include 25,000 shares underlying warrants issued for consulting services in January 2012. The warrants have an exercise price of $0.99 per share and expire on January 6, 2022. The shares being registered do not include 12,000 shares underlying warrants issued pursuant to a warrant exchange in January 2013.

(4) The shares being registered include 25,000 shares underlying warrants initially issued for consulting services in January 2012 and subsequently transferred to selling stockholder. The warrants have an exercise price of $0.99 per share and expire on January 6, 2022. The shares being registered do not include 12,000 shares underlying warrants originally issued pursuant to a warrant exchange in January 2013 and subsequently transferred to selling stockholder.

Prospectus Supplement No. 2 dated February 2, 2015